Exhibit 99

FOR IMMEDIATE RELEASE	Contact: Jerold R. Kassner
November 12, 2008	Swank, Inc.
Taunton, MA 02708
(508) 822-2527

SWANK, INC. REPORTS NET SALES AND OPERATING RESULTS

FOR THE QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2008

NEW YORK, NEW YORK November 12, 2008 -- John Tulin, Chairman of the Board and Chief Executive Officer of SWANK, INC., (OTC: SNKI), today reported net sales and operating results for the Company’s third quarter and nine months ended September 30, 2008.

Third Quarter Results

Net sales during the quarter ended September 30, 2008 decreased 8.3% to $28,685,000 compared to $31,277,000 for the corresponding period in 2007. The recent turmoil in the financial markets, accompanied by the sluggishness in domestic and foreign economies and fear of recession, has hit department store retailers particularly hard. This has negatively impacted retail sales for a number of our customers which, in turn, has adversely affected our wholesale shipments to them relative to last year. The decrease in net sales during the quarter was mainly due to lower shipments of our personal leather goods merchandise, offset in part by increases in belt shipments. During last year’s third quarter, our personal leather goods business benefited from initial shipments of our new “Tumi” merchandise which was launched in August 2007. Net sales to international customers for our personal leather goods also trended down during the quarter due to lower shipments of branded merchandise to certain licensor affiliates. The increase in belt net sales resulted principally from higher shipments to certain customers in connection with the introduction of new branded and private brand merchandise collections. Expenses associated with in-store promotional activity, which are accounted for as a reduction to net sales, increased 19.0% during the quarter as we continued to move aggressively to maintain or expand market share during a difficult economy.

Gross profit margin for the quarter ended September 30, 2008 was 31.2% reflecting a slight decline from last year’s 31.5%. The decrease was primarily due to lower net sales, which to a large extent, was due to the increase in in-store promotional expenses. Merchandise cost as a percentage of net shipments actually decreased during the quarter for our belt merchandise mainly due to increased utilization of more economical shipping modes, as well as improved efficiencies generally in our sourcing and product development organizations.

Selling and administrative expenses for the quarter increased $719,000, or 9.0%, and, as a percentage of sales, increased to 30.2% from 25.4% during the same period in 2007.

            Selling expenses increased by $391,000, or 6.5%, during the quarter compared to last year, primarily due to higher compensation and related costs associated with the addition of staff to improve our product development and sourcing functions, increased travel expenses, and certain national advertising. These increases were partially offset part by a reduction in variable sales-related expenses, primarily sales commissions, resulting from the decrease in net sales during the quarter.

Administrative expenses increased $328,000 or 17.0%, during the quarter compared to the same time last year. The increase was mainly due to higher professional fees, travel expense, and depreciation costs.

Net income for our third quarter ended September 30, 2008 was $53,000, or $0.01 per fully diluted share, compared to net income for same time last year of $830,000, or $0.14 per fully diluted share.

Nine-Month Results

For the nine-month period ended September 30, 2008 net sales decreased 7.4% to $79,158,000 compared to $85,521,000 last year. The decrease was due to lower gross shipments of our personal leather goods, jewelry, and belt merchandise as well as an increase in in-store promotional costs. As discussed above, the decrease during the nine-month date period was due in part to the launch during last year’s third quarter of our new “Tumi” belt and personal leather goods merchandise collections. Expenses associated with in-store markdowns, which we account for as a reduction to net sales, also increased 32.9% during the nine-month period compared to the same time last year reflecting both an extremely promotional retail environment and our efforts to stimulate retail sales to maintain or boost our market share. As mentioned above, concern over the prospects of a recession both in the US and abroad accelerated during the third quarter in response to the ongoing turmoil in the financial markets which has adversely affected our shipments particularly to department store retailers.

Gross profit for the nine months ended September 30, 2008 fell $2,284,000 or 8.4% compared to the same time last year. Gross profit margin declined by .3% to 31.5% compared to 31.8% in the year-ago period. The decreases in overall gross profit and gross profit margin were the result of lower net sales this year, offset, in part, by a decrease in merchandise cost for belts, personal leather goods, and jewelry. The reductions in product-related expenses are attributable to efficiencies in our global supply chain as described above.

Selling and administrative expenses for the nine months ended September 30, 2008 increased by $1,745,000, or 7.5%, and as a percentage of net sales, increased to 31.7% compared to 27.3% during the same period in 2007.

Selling expenses increased by $747,000, or 4.2%, during this year’s nine-month period compared to last year, primarily due to higher costs associated with our product development and sourcing organizations, travel expenses, and national advertising, partially offset by reductions in certain variable sales-related expenses associated with lower net sales. Expenditures for advertising and promotion, including cooperative advertising (which is accounted for as a reduction to net sales), totaled $2,726,000 or 3.5%, of net sales compared to $2,600,000, or 3.1%, of net sales for the nine-month periods ended September 30, 2008 and 2007, respectively. We routinely make expenditures for advertising and promotion as necessary to maintain and enhance our business and to support our various branded businesses consistent with the requirements of our license agreements.

Administrative expenses increased $998,000, or 17.6%, during the nine months ended September 30, 2008 compared to last year. The increase was mainly due to an increase in bad debt expense associated with reserves we recorded during our second quarter in connection with the bankruptcy filings of two of our department store customers as well an increase in depreciation and professional fees expense.

Our net loss for the nine months ended September 30, 2008 was $486,000, or $0.08 per fully diluted share, compared to net income for the corresponding period last year of $1,494,000, or $0.25 per fully diluted share.

Annual Return Adjustments

Included in net sales for the nine months ended September 30, 2008 and 2007, are annual second quarter adjustments to record the variance between customer returns of prior year’s shipments actually received in the current year and the allowance for customer returns which was established at the end of the preceding fiscal year. This adjustment increased net sales by $872,000 for the nine-month period ended September 30, 2008, compared to an increase of $637,000 for the comparable period last year. The favorable adjustments result from actual returns experience during both the spring 2008 and spring 2007 seasons being better than anticipated compared to the reserves established at December 31, 2007 and December 31, 2006. The reserves at December 31, 2007 and 2006 were established in consideration of shipments made during the fall 2007 and 2006 seasons, respectively, generally associated with the holiday selling seasons. During the spring 2008 and 2007 seasons, customer returns of all men’s merchandise were lower than expected. During the past few seasons, the Company has reduced its level of customer returns by assisting retailers in promoting excess and discontinued merchandise following the holiday season to accelerate retail sales of these goods.

Included in gross profit for the nine months ended September 30, 2008 and 2007, are annual second quarter adjustments to record the variance between customer returns of prior year shipments actually received in the current year and the allowance for customer returns which was established at the end of the preceding fiscal year. The adjustment to net sales described above resulted in a favorable adjustment to gross profit of $682,000 and $783,000 for the nine-month periods ended September 30, 2008 and September 30, 2007, respectively. As previously discussed, customer returns were lower than anticipated during both the spring 2008 and spring 2007 seasons due mainly to our efforts to more aggressively promote excess and discontinued merchandise to stimulate retail sales and minimize returns.

Commenting on the results, John Tulin, Chairman of the Board and Chief Executive Officer, said “The turbulent financial markets, and the ongoing weakness in housing prices continue~~s~~ to negatively impact consumer confidence, putting severe pressure on the economy. Most of our retail customers have been affected by this very challenging economic environment and, as a result, are experiencing disappointing retail sales which in turn, have adversely affected our shipments to them. The decrease in gross margin for both the quarter and year-to-date periods primarily reflects the decrease in our net sales and our aggressive promotional posture as our business has softened. We have been successful, however, in realizing additional efficiencies from our supply chain, which has reduced product costs to partially offset the effects of a slowing economy.”

Mr. Tulin continued, “We anticipate the upcoming holiday season to be a difficult one as consumers become more cautious as they struggle with the fallout from the financial crisis. In response, our primary focus will be to control both inventories and expenses during the important fourth quarter holiday season. At the same time, Swank will maintain its aggressive pursuit of new licenses and new business opportunities.”

Forward-Looking Statements

Certain of the preceding paragraphs contain forward-looking statements, which are based upon current expectations and involve certain risks and uncertainties. Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, readers should note that these statements may be impacted by, and the Company’s actual performance and results may vary as a result of, a number of factors including general economic and business conditions, continuing sales patterns, pricing, competition, consumer preferences, and other factors.

* * * * *

Swank designs and markets men’s jewelry, belts and personal leather goods. The Company distributes its products to retail outlets throughout the United States and in numerous foreign countries. These products, which are known throughout the world, are distributed under the names “Kenneth Cole”, “Tommy Hilfiger”, “Nautica”, “Geoffrey Beene”, “Claiborne”, “Guess?”, “Tumi”, “Chaps”, “Donald Trump”, “Ted Baker”, “Steve Harvey”, “Pierre Cardin”, “US Polo Association”, and “Swank”. Swank also distributes men’s jewelry and leather items to retailers under private labels.

* * * * *

SWANK, INC.

CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

FOR THE QUARTERS ENDED SEPTEMBER 30, 2008 AND 2007

(Dollars in thousands except share and per share data)

---------------------------------

	2008	2007

Net sales	$ 28,685	$ 31,277

Cost of goods sold	19,723	21,414

Gross profit	8,962	9,863

Selling and administrative expenses	8,667	7,948

Income from operations	295	1,915

Interest expense	209	387

Income before income taxes	86	1,528

Income tax provision	33	698

Net income	$ 53	$ 830

Share and per share information:
Basic net income per weighted average common share outstanding	$ .01	$ .14
Basic weighted average common shares outstanding	5,989,095	6,076,366

Diluted net income per weighted average common share outstanding	$ .01	$ .14
Diluted weighted average common shares outstanding	5,989,677	6,079,306

SWANK, INC.

CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007

(Dollars in thousands except share and per share data)

---------------------------------

	2008	2007

Net sales	$ 79,158	$ 85,521

Cost of goods sold	54,237	58,316

Gross profit	24,921	27,205

Selling and administrative expenses	25,071	23,326

(Loss) income from operations	(150)	3,879

Interest expense	629	1,177

(Loss) income before income taxes	(779)	2,702

Income tax (benefit) provision	(293)	1,208

Net (loss) income	$ (486)	$ 1,494

Share and per share information:
Basic net (loss) income per weighted average common share outstanding	$ (.08)	$ .25
Basic weighted average common shares outstanding	6,004,235	6,075,255

Diluted net (loss) income per weighted average common share outstanding	$ (.08)	$ .25
Diluted weighted average common shares outstanding	6,004,235	6,078,285

SWANK, INC.

CONDENSED BALANCE SHEETS

(Dollars in thousands except share data)

	(Unaudited) September 30, 2008		December 31, 2007
ASSETS
Current:
Cash and cash equivalents		$ 453		$ 2,339
Accounts receivable, less allowances
of $5,063 and $5,052 respectively		17,402		18,327
Inventories, net:
Work in process	1,258		1,054
Finished goods	27,080		25,611
		28,338		26,665
Deferred taxes, current		2,929		2,929
Prepaid and other current assets		1,236		1,075

Total current assets		50,358		51,335

Property, plant and equipment, net of
accumulated depreciation		1,232		1,117
Deferred taxes, noncurrent		2,106		2,106
Other assets		3,642		3,601

Total assets		$ 57,338		$ 58,159

LIABILITIES
Current:
Note payable to bank		$ 16,889		$ 13,199
Current portion of long-term obligations		627		632
Accounts payable		6,138		7,057
Accrued employee compensation		971		1,752
Other current liabilities		675		2,917

Total current liabilities		25,300		25,557

Long-term obligations		6,488		6,321

Total liabilities		31,788		31,878

STOCKHOLDERS’ EQUITY
Preferred stock, par value $1.00:
Authorized - 1,000,000 shares		-		-
Common stock, par value $.10:
Authorized - 43,000,000 shares:
Issued -- 6,385,379 shares		639		639
Capital in excess of par value		1,974		1,826
Retained earnings		24,900		25,386
Accumulated other comprehensive (loss), net of tax		(469)		(469)
Treasury stock, at cost, 441,704 shares		(1,495)		(1,101)

Total stockholders’ equity		25,550		26,281

Total liabilities and stockholders’ equity		$ 57,338		$ 58,159